UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	January 25, 2013
UAN POWER CORP.
(Exact name of registrant as specified in its charter)
Delaware	000-54334	27-0155619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
102 North Avenue, Mount Clemens, Michigan		48043
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(586) 530-5605
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective January 25, 2013, Wen-Cheng Huang resigned as a Director and Chairman of the Board of Directors of our company. Wen-Cheng Huang’s resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Effective April 23, 2013, Tzu-Yung Hsu resigned as a Director of the Board of Directors of our company. Tzu-Yung Hsu’s resignation was not the result of any disagreements with our company regarding our operations, policies, practices or otherwise.

Concurrently on April 23, 2013, Syuan-Jhu Lin consented to and was appointed as a Director and Chairman of the Board of Directors of our company. Further, Li-Feng Lee also consented to and was appointed as a Director of the Board of Directors of our company.

Ms. Lin has served as the Chief Executive Officer of Espoir Nature, Inc., a cosmetic and herbal medicine company based in Taiwan where she is responsible for day-to-day operations of the company since 2004. She was awarded a B.S. in accounting from National Open University in Taiwan. Our company believes that Ms. Lin’s business and operational experience give her the qualifications and skills necessary to serve as a Director of our company.

Mr. Lee has served as the Chief Executive Office of Blue Dragonfly, an instant food and traditional food company based in Eastern Taiwan in the city of Taitung. Ms. Lee has operated Blue Dragonfly since 1986. Our company believes that Ms. Lee’s business and operational experience give her the qualifications and skills necessary to serve as a Director of our company.

Our board of directors now consists of Parashar Patel, Wan-Fang Liu, Chih-Hung Cheng, Chih-Wei Chuang, Syuan-Jhu Lin and Li-Feng Lee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAN POWER CORP.
/s/ Parashar Patel
Parashar Patel
CEO and Director

Date:	May 1, 2013